Exhibit 99.1


                           Contact:    Media Relations    Investor Relations
                                       Andrew Walton      William Pike
                                       212-762-7846       212 761 0008


                                                For Immediate Release

MORGAN STANLEY [LOGO]


Morgan Stanley Names New Heads of Investment Banking

NEW YORK, April 13, 2005 - Morgan Stanley (NYSE: MWD) announced today that Vice-Chairman Joseph Perella and Tarek Abdel-Meguid, head of its Investment Banking Division, have decided to leave the Firm. Michael Uva, head of European Investment Banking, and Cordell Spencer, deputy head of Worldwide Investment Banking, have been named co-heads of the Investment Banking Division, replacing Mr. Meguid.

Mr. Uva and Mr. Spencer will join the Firm's Management Committee.

"Simply put, Terry Meguid and Joe Perella have helped build the best investment banking franchise in the world and they have assembled the strongest team of investment bankers anywhere," said Morgan Stanley Chairman and Chief Executive Officer Philip J. Purcell. "Thanks to them, we are well positioned to turn over that franchise to seasoned leaders like Mike Uva and Cory Spencer. We respect their decision to leave, we value the time they will contribute to ensuring an orderly transition, and we will miss them greatly," said Mr. Purcell.

Jon Anda will become Chairman of Worldwide Equity Capital Markets. Raymond J. McGuire and Paul J. Taubman remain as co-heads of Global Mergers and Acquisitions. Walid Chammah remains as head of Global Capital Markets.

"When we talk about a deep bench of world class bankers, Jon, Paul, Ray and Walid are representative of the kind of people we point to," said Mr. Purcell. "We are extremely proud of all of them."





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Morgan Stanley's Investment Banking Division is currently ranked #1 in global announced mergers and acquisitions, #1 in global IPO underwriting and #3 in global debt underwriting.

Both Mr. Perella and Mr. Meguid have committed to remain with the Firm through a transition period as Mr. Uva and Mr. Spencer assume their new responsibilities.

Mr. Uva, 47, joined Morgan Stanley's Corporate Finance Department in New York in 1985 and was named a Managing Director in 1995. Mr. Uva moved to London in 1987, where he was responsible for establishing the firm's European technology, telecom and healthcare practices. He was appointed head of European Corporate Finance in 1996, co-head of Global Corporate Finance in 1999 and head of European Investment Banking in 2001. Under his leadership, Morgan Stanley has cemented its position as a dominant player in Europe with leading market positions across product areas. Among other achievements, the Firm was ranked #1 in European equity offerings in 2004, according to Thomson Financial.

Mr. Spencer, 42, joined Morgan Stanley's Corporate Finance Department in 1985. After receiving an MBA from Harvard Business School in 1989, he returned to the Firm's Corporate Finance Department and joined the M&A department in 1991. He was named a Managing Director in 1998. He served as Operations Officer for the Mergers and Acquisitions Department from 1994 to 1997. He founded the East Coast Technology M&A practice in 1996 and continues to spend a significant amount of his time focused on technology M&A and technology private equity investing activities.

"The outstanding professionals at Morgan Stanley are the most talented group of people with whom I have ever had the privilege to work. They are, without question, the brightest and the best and I take pride in the fact that they will continue to deliver excellence to clients day in, day out, long into the future," said Joe Perella.


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Joseph R. Perella, 63, was Vice-Chairman of Morgan Stanley and a member of the
Firm's Management Committee having previously been Chairman of the Institutional Securities and Investment Banking Group. Prior to that, he was Worldwide Head of Morgan Stanley's Investment Banking Division. Mr. Perella joined the Firm as a Managing Director in 1993.

"Morgan Stanley is a firm without parallel. It has been an honor to carry the leadership baton for the banking franchise over the last five years and work among the ablest minds on Wall Street. As I move on to new challenges, I look forward to watching this team continue to flourish in the years to come," said Terry Meguid.

Tarek F. Abdel-Meguid, 49, was Head of Worldwide Investment Banking and a member of the Firm's Management Committee. He was previously Deputy Head of the Worldwide Investment Banking Division, Head of the Worldwide Corporate Finance Department and a Managing Director in the Mergers, Acquisitions and Restructuring Department where he managed Princes Gate Investors, L.P., a principal investment activity. Mr. Meguid joined the Firm in 1978 as an analyst, rejoined in 1982 following Columbia Business School and became a Managing Director in 1991.

Morgan Stanley is a global financial services firm and a market leader in securities, investment management and credit services. With more than 600 offices in 28 countries, Morgan Stanley connects people, ideas and capital to help clients achieve their financial aspirations.


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